LAKELAND INDUSTRIES CALLS ON SEYMOUR HOLTZMAN
TO END HIS DISRUPTIVE PROXY CONTEST

RONKONKOMA, NY, April 16, 2008 – Lakeland Industries, Inc. (Nasdaq: LAKE), a leading manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced that it has called upon veteran shareholder activist Seymour Holtzman to withdraw his letter of nomination and terminate his disruptive proxy contest against Lakeland and let management return its full attention to delivering on Lakeland’s significant potential and enhancing value for ALL Lakeland shareholders.

As Lakeland has previously confirmed, it has received notice that an entity affiliated with Mr. Holtzman intends to nominate two individuals, Mr. Holtzman and Dennis R. Heinreich, for election to Lakeland’s Board of Directors at Lakeland’s 2008 Annual Meeting of Stockholders. The notice contained no additional information regarding Mr. Holtzman’s plans or intentions.  Both Mr. Holtzman and Mr. Heinreich serve as executive officers of Casual Male Retail Group, Inc. (NasdaqGS: CMRG).  Mr. Holtzman serves as the Chairman of the Board of Casual Male and Mr. Heinreich serves as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Casual Male.  Mr. Holtzman is also a significant stockholder in Casual Male.

Christopher J. Ryan, President and CEO of Lakeland, issued the following statement commenting on Lakeland’s request to Mr. Holtzman:

“We are at a loss to understand how anyone, including Mr. Holtzman, could believe that initiating a disruptive proxy contest against Lakeland is in the best interest of ALL Lakeland stockholders.  Unfortunately, the only one who has any potential to benefit from this disruptive endeavor is Mr. Holtzman.  While we would much prefer to focus our time elsewhere such as our numerous ongoing initiatives to enhance shareholder value, this proxy contest, if continued, will be about the long-term future of Lakeland and we will not be bullied into acceding to the demands of one dissident shareholder seeking to further his own personal agenda.  The Lakeland Board and management strongly believe that Lakeland must be run like any other public company – for the benefit of ALL shareholders – and are committed to doing just that.  We are very confident that Lakeland is moving in the right direction.

The Lakeland Board and management have a proven record of being committed to taking tangible steps to enhance value for ALL shareholders as demonstrated by our:

•
Recently announced stock buyback program which reflects the faith that the Lakeland Board and management have in Lakeland’s operating fundamentals and growth prospects and our belief that the current valuation does not reflect Lakeland’s underlying long-term value;

•	Global expansion into emerging markets such as Brazil, China, Chile, Japan and India;

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Pursuit of strategic acquisitions that add low-cost manufacturing, provide us with entry into new markets or enhance our brand portfolio, that fit within existing product lines, are supported by existing distribution channels, and are accretive to earnings;

•	Broadening of our protective apparel product portfolio;

•	Sourcing of lower priced raw materials; and

•	Continuing reductions in selling, general and administrative expenses.

If Mr. Holtzman intends to pursue his disruptive proxy contest against Lakeland, we are happy to contrast for our shareholders our public record of acting in the best interest of ALL shareholders and taking tangible steps to enhance shareholder value with his public record after assuming control of past targets such as Casual Male and George Foreman Enterprises, Inc. (OTC BB: GFME.OB).  To examine Mr. Holtzman’s record as we have, shareholders need look no further than the numerous public filings through proxy contests made with the Securities and Exchange Commission (SEC) by Mr. Holtzman, Casual Male and George Foreman Enterprises.  In particular, Casual Male’s various SEC filings, including, but not limited to, its annual meeting proxy statements, provide a detailed discussion of the generous compensation, consisting of cash plus stock options, that Mr. Holtzman or his affiliated entity, Jewelcor Management, Inc., has been able to obtain from Casual Male since he assumed effective control over it some nine years ago.

Given that the Lakeland Board and management team beneficially own, in the aggregate, approximately 20% of Lakeland’s issued and outstanding shares, our interests are closely aligned with those of ALL Lakeland shareholders.  Accordingly, on behalf of ALL Lakeland shareholders, we urge Mr. Holtzman to consider our request to withdraw his letter of nomination and terminate his disruptive proxy contest before it reaches a “point of no return” where both parties will have “locked horns” in an acrimonious and costly proxy contest that does nothing to help us all further the growth of  shareholder value.

We remain open to listening to all of Mr. Holtzman’s ideas and suggestions on how we may continue to enhance shareholder value, but his disruptive proxy contest does not advance our ability to constructively engage with him and have those discussions.   We look forward to a positive response from Mr. Holtzman, sooner rather than later, so that we may move beyond this unnecessary distraction and return our full attention to delivering on Lakeland’s very significant potential and enhancing value for ALL Lakeland shareholders.”

ADDITIONAL INFORMATION

Lakeland Industries, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2008 Annual Meeting of Stockholders.  The Company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s stockholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2007 Annual Meeting of Stockholders, and will be set forth in its proxy statement relating to its 2008 Annual Meeting of Stockholders.  These documents may be (currently or when filed with the SEC) obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.lakeland.com.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc. 631-981-9700 Christopher Ryan, CEO, CJRyan@lakeland.com Gary Pokrassa, CFO, GAPokrassa@lakeland.com 701-7 Koehler Avenue, Suite 7 Ronkonkoma, NY 11779 www.lakeland.com	Darrow Associates for Lakeland Industries, Inc. 631-367-1866 Jordan Darrow jdarrow@darrowir.com

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